Exhibit 99.1

Press Release

For Immediate Release: May 23, 2024

HMLA Announces Management Change and Launch Of EverestLPP.com

Himalaya Technologies (OTC: HMLA), a premier technology development company, today announced the launch of EverestLPP.com.

HMLA is pleased to announce the appointment of Ryan Nguyen as the new CEO. Mr. Nguyen, previously the Director of Sales at DiVinciPay Corp, will now lead HMLA’s strategic direction and growth. His first initiative as CEO is the launch of the EverestLPP.com (https://www.everstlpp.com/) platform, designed to serve as the primary interface for projects seeking liquidity pool services and CEX listing consideration.

EverestLPP.com will evaluate potential projects for utility and scalability requirements. Current CEO Vikram Grover has resigned and will continue as the Company’s CFO and serve on the Board of Directors through the next phase.

Through the EverestLPP.com interface, the Company will provide initial liquidity pools for decentralized networks to support exciting blockchain utility and tokens. In return for providing the initial decentralized LP services for projects, HMLA will receive project tokens as the primary consideration.

Company Statements:

Ryan Nguyen stated, “Many projects falter due to flawed tokenomics, often exacerbated by presale pricing pressures at launch. As the primary partner, EverestLPP services and technology help to mitigate selling pressure, allowing HMLA to share in the projects’ success. The client success will enhance our revenue recognition and the utility of the Everest token itself.”

Vik Grover added ““The appointment of new management signified a new chapter for our Company as we complete our Web3 projects in social media, crypto, and healthy energy beverages. It’s time to punch them into the endzone and deliver on their substantial opportunities for growth.”

About Himalaya Technologies: Himalaya Technologies, listed on OTC: HMLA, is a technology development company focused on nurturing and bringing to market promising new projects that can be enhanced by blockchain and ai resources

Forward Looking Statements:

Statements in this press release about our future expectations, including without limitation, the likelihood that Himalaya Technologies, Inc. will be able to meet minimum sales expectations, be successful and profitable in the market, bring significant value to Himalaya’s stockholders, and leverage capital markets to execute its growth strategy, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law. Himalaya’s business strategy described in this press release is subject to innumerable risks, most significantly, whether the Company is successful in securing adequate financing. No information in this press release should be construed in any form shape or manner as an indication of the Company’s future revenues, financial condition, or stock price, nor is it a solicitation for investment.

Himalaya Contact

Investor Relations

(630) 708-0750

sales@theeveresttoken.com

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